Exhibit 99.1

For Immediate Release

Contact:	Mike Verrechia
Morrow & Co., Inc.
203-658-9400
Ault.info@morrowco.com

SL INDUSTRIES, INC. COMMENCES TENDER OFFER

FOR ACQUISITION OF AULT INCORPORATED

MT. LAUREL, NEW JERSEY, DECEMBER 23, 2005 . . . SL INDUSTRIES, INC. (AMEX & PHLX:SLI) announced today that Lakers Acquisition Corp., its wholly-owned subsidiary, has commenced a cash tender offer for all of the outstanding shares of common stock of Ault Incorporated (NASDAQ:AULT) (approximately 4,861,000 shares) for $2.90 per share in cash.

SL Industries and Ault announced on December 19, 2005 that they had signed a definitive agreement for SL Industries to acquire Ault in an all cash tender offer. The board of directors of Ault unanimously approved the acquisition and voted to recommend that Ault’s shareholders tender their shares in the offer. In addition, the directors and certain officers of Ault and affiliates thereof have agreed to tender shares representing in the aggregate approximately 17% of the outstanding shares of Ault common stock in support of the transaction.

Following completion of the tender offer, SL Industries intends to merge Lakers Acquisition Corp. with and into Ault to acquire all Ault shares not tendered in the offer. Pursuant to this merger, any remaining Ault shareholders will receive the same price that is paid in the offer for each share not tendered in the offer.

The tender offer is subject to certain conditions, including the valid tender in the tender offer of at least a majority of the outstanding shares of common stock of Ault excluding shares held by SL Industries.

Unless the offer is extended, the offer and withdrawal rights will expire at 12:00 midnight, New York City time, on January 25, 2006. Questions and requests for assistance may be directed to Morrow & Co., Inc., the Information Agent for the tender offer, at (203) 658-9400.

NOTICE TO INVESTORS

This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. On December 23, 2005, SL Industries and its acquisition subsidiary, Lakers Acquisition Corp., commenced a cash tender offer for all of the outstanding shares of common stock of Ault (including associated preferred stock rights) for $2.90 net per share. The tender offer is scheduled to expire at 12:00 midnight, New York City time, on January 25, 2006, unless it is extended as provided in the related offer to purchase. Lakers Acquisition Corp. will file a tender offer statement with the Securities and Exchange Commission (SEC), and Ault will file a solicitation and recommendation statement with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Ault’s security holders at no expense to them. By the close of the business day on December 23, 2005, all of those materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s web site (www.sec.gov) or from Morrow & Co., Inc. by calling 203-658-9400 or by email to Ault.info@morrowco.com.

ABOUT SL INDUSTRIES

SL Industries, Inc. designs, manufactures and markets power electronics, power motion, power protection, teleprotection and communications equipment and systems that is used in a variety of medical, aerospace, computer, datacom, industrial, telecom, transportation and electric power utility equipment applications. For more information about SL Industries, Inc. and its products, please visit SL Industries’ web site at WWW.SLINDUSTRIES.COM.

ABOUT AULT

Ault is a leading manufacturer of power conversion products and is a major supplier to original equipment manufacturers of wireless and wire line communications infrastructure, computer peripherals and handheld devices, medical equipment, industrial equipment and printing/scanning equipment.